LICENSING AGREEMENT

      This agreement is hereby executed in Dade County, Florida on this 9th day of January, 1997, by and between KENWICK SALES, INC. D/B/A AMERICAN VIDEO LANGUAGE INSTITUTE (hereinafter known as "AVLI", the Licensee) and INTEGRATED ENGLISH INTERNATIONAL, INC., (hereinafter known as "IEI", the Licensor);

                                   WITNESSETH:

      WHEREAS, AVLI and IEI, licensee and licensor, respectively, are desirous of the entering into a licensing agreement, as IEI produces, licenses and manufactures educational aids and AVLI has the desire, means and ability to sell, distribute and market the products of IEI; and,

      WHEREAS, the above parties agree that the purpose of this licensing agreement is mutually advantageous and beneficial to all parties identified herein; and,

      NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the parties who are intending to be legally bound by this agreement, agree as follows:

      1. That the representations made by the parties herein are true and correct and are known to be relied upon by the other parties to induce their execution of this agreement.

      2. That the terms of this agreement shall begin immediately upon formal execution of this agreement and shall continue in the manner set forth herein.

      3. That AVLI shall be granted the exclusive rights, to the exclusion of all other license, sub-license or to sell products manufactured, produced, devised, planned and created by IEI in the regions of the world known as:

            A.    The United States of America;

            B.    Canada;

            C.    Costa Rica (for 1 year renewable)

            D. Remainder of Central and South America upon individual agreements going forth.

The policy of IEI with regard to granting and/or transferring EXCLUSIVE DISTRIBUTION RIGHTS is as follows:

      a. These rights can only apply to a specific, named corporation in a specific country;

      b.    Distributor must be an established corporation in good standing;

      c. Distributor must have the demonstrated financial backing to successfully promote and sell the product;

      d. For an exclusive sales contract to be binding, AVLI must purchase a mutually accepted initial quantity of the product or products and pay cash (US Dollars) for the production expenses of said products;

      e. Corresponding royalties are required to be paid by Distributor within ten (10) days after product was sold, but not later than 90 days after original purchase date from IEI;

      f. Additional orders will only be accepted once all royalties on products previously delivered to Distributor have been paid to IEI.

The policy for NON EXCLUSIVE DISTRIBUTORSHIP is as follows:

      An appointed Distributor through AVLI (Costa Rica) is authorized to sell the products to other Central American countries, until an exclusive distributor might be appointed. If sales success is demonstrated, the distributor could also be awarded distribution rights in other countries within the region.

E. Exclusive licensing for the Language Course has been reserved by IEI for the countries/locations of: Canada, The United States of America, Central America and South America, while the rights for the Business Course have been assigned worldwide to Philips Media Distribution located in The Netherlands. Therefore, IEI has requested Philips to issue an exclusive licensing agreement for Canada, The United States of America and Costa Rica to AVLI. Consequently, the licensing for AVLI is subject to the receipt of the license from Philips for the Business Course.

F. Other territories to be identified in writing and agreed to by the parties during the term of this agreement.

      4. That the term of this agreement shall be for a period of five (5) years from the date of execution of this agreement. This agreement shall be automatically renewed for an additional five (5) year term and continuously in the same manner thereafter, unless either party notices the other party, in the manner set forth herein, at least sixty (60) calendar days prior to the termination date of each five year period of their desire not to automatically renew the agreement.

      5. That all production costs, to completely produce a finished product, ready for distribution and / or sale by AVLI, shall be borne by IEI.

      6. That IEI shall deliver to AVLI all components of the finished products ready for packaging.

      7. That AVLI shall be considered to be granted the exclusive rights to any and all new products developed and produced by IEI in the territories described in paragraph #3. Products manufactured for, or in conjunction with, other distributors must be licensed under individual agreements, which IEI will negotiate.

      8. That pricing terms shall be as follows:

            A. That AVLI shall pay for the initial cost of the product when delivered to AVLI (C.O.D.); as set forth in sub-paragraphs B through H.

            B. The existing inventory cost ex-warehouse for the Language Course with Spanish Work Books is $50.08 plus the actual duplication expenses of the 13 video tapes;

            C. The existing inventory cost ex-warehouse for the Business Language Course with Spanish Workbooks complete with four (4) tapes is $54.95;

      Once the existing inventory items must be reordered, slight price variations (up or down) may occur.

            D. That the royalties resulting from the subsequent sale of the products shall be due to IEI from AVLI no later than ten (10) days after AVLI receives the payment from the customer, but not later than 90 days after initial delivery of the products.

            E. That the total royalty due for the Language Course is $81.00 for the complete course, or $27.00 in three equal parts, depending on how the product is sold.

            F. The total wholesale royalty due for the language Course is $60.00 for the complete course, or in three equal parts of $20.00, depending on the manner in which it was sold.

            G. The royalty due in either wholesale or retail sales on the Business Course is $75.00 to be paid to Philips Media Distribution, Eindhoven, The Netherlands.

            H. Due to an existing contract in effect between IEI and Prentice Hall, the book Import Export Can Make You Rich must be sold with The Business Course.

      9. AVLI has expressed its interest in selling both the Basic Language and Business Courses to Vietnamese, Chinese and Korean minorities living in The United States of America and Canada. This will require the translation and printing of the workbooks into these three languages.

      IEI is willing to undertake the translation and printing of the workbooks in the above three languages for both the Basic Language and Business Courses under the following terms:

            i. IEI will finance the expenses of the translations and printing, provided that AVLI will guarantee to purchase an agreed upon initial number of courses in each language and pay for the full amount within 30 days upon delivery. This will produce sufficient dollars that will enable IEI to pay for the translation and production expenses incurred.

            ii. The cost of the translation and printing of the workbooks will be submitted to AVLI for consideration and approval so IEI can proceed with the work. At the same time, it will be established, the number of courses AVLI would have to purchase and pay for in full, in order for the royalties to cover that translation and printing expense.

                  At the same time, the initial cost price of these new versions will be established with mutual consent.

      10. That AVLI will have the right to change the name of any product provided by IEI, with the consent and notice of IEI. Said consent shall not be unreasonably withheld.

      11. That inventory levels be kept to satisfy both companies and that they shall be revised from time to time based on sales levels and mutual agreement.

      12. That IEI has full authority to enter into this agreement in the territories assigned to AVLI. In the event of any claim of litigation arising, IEI shall hold harmless and fully indemnify AVLI for any interference, breach, encumbrance or other related action. This indemnification shall include the reimbursement for responsible attorney fees, costs and judgement, that might arise therefrom.

      13. That IEI will furnish to AVLI any and all inquiries and/or marketing leads whether direct or indirect, for the products provided to AVLI by IEI, when such inquiries originate or affect any of the territories identified herein or that are identified in any subsequent agreements, where AVLI has exclusive rights and license to market IEI's products.

      14. That IEI will provide AVLI with any and all advertising materials already prepared by them. Any new commercial or promotional productions will be prepared by IEI and produced for AVLI at cost.

      15. That in the event of a breach of any provision of this agreement, the non-breaching party shall give the alleged breaching party written notice, in the manner set forth herein, to cure the breach, within ten (10) days of receipt of the notice. If the breach is not cured then the grieving party shall have the right to terminate this agreement.

            That a default is deemed to have occurred when any of the provisions contained herein are not complied with, within ten (10) days from the date that the notice of the breach is sent to the breaching party, in the manner set forth herein.

      16. That each of the parties shall execute and deliver at the execution of this agreement and in the future all instruments reasonably necessary to carry out the terms and intent of this agreement.

      17. That the parties agree that the existence and content of this Agreement and all related agreements, documents and communications shall be confidential; as such the contents thereof shall not be disclosed by either party, their successor or assigns at any time to any third party without the express written consent of both parties.

      18. That the party who is in actual physical control of the products shall assume the risk of loss for the products. During transportation of the products from IEI to AVLI, the risk of loss shall remain with IEI until such time that the product is delivered and accepted by AVLI.

      19. That this agreement shall be binding upon and inure to the benefits of the heirs, distributees, personal representatives, successors and assigns of each of the parties hereto.

      20. That this agreement represents the full and complete agreement between the parties and that any prior or contemporaneous oral representations that are not identified and addressed in this agreement are not relied upon by the parties in their execution of this agreement and are not a part hereof

      That each party contributed to the creation and drafting of this agreement.

      21. That any modification, waiver or discharge of this agreement or any part thereof must be executed with the same formalities employed in the execution of this agreement, to be valid.

      22. That any and all notices and communications relating to this agreement shall be deemed duly given, only if delivered by Certified mail, Return Receipt Requested, to the intended parties at their last known address.

            The last known address at the time of execution of this agreement is:

            KENWICK SALES, INC.
            3909 NE 163 Street, Suite 308
            North Miami Beach, FL 33160

            INTEGRATED ENGLISH INTERNATIONAL, INC.
            7000 SW 59 Place
            Miami, FL 33143

      23. In case the distributor or any of its sub-distributors become incapable of selling the products in their respective territories due to circumstances within or beyond their control, the respective exclusive licensing agreement shall become automatically null and void.

      24. That if any provision set forth in this agreement is deemed invalid by a court of competent jurisdiction, that the unenforceability of that provision shall not affect the enforceability of the other remaining provisions.

      25. That the use of masculine, feminine or neuter gender and the singular or plural shall include the others whenever the context so indicates.

      26. That any and all legal action associated with this agreement or any of the conditions set forth herein, shall be litigated in the 11th Judicial Circuit In and For Dade County or the County Court of Dade County, depending on the subject matter jurisdiction, and construed and enforced in accordance with the laws of the State of Florida.

      27. That the parties by signing this agreement, agree to be subject to the personal jurisdiction of the aforementioned court(s) and waive any defense related thereto, with regard to venue and/or jurisdiction.

IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and year first above written in the presence of:


/s/ [ILLEGIBLE]                     /s/ Kenneth Wulwick
----------------------              -----------------------------------------
Witness                             As President of Kenwick Sales, Inc.
                                    w420-517-46-210-0

/s/ [ILLEGIBLE]
----------------------
Witness

STATE OF FLORIDA
COUNTY OF DADE
          --------

The foregoing instrument was acknowledged and sworn to (or affirmed) and subscribed before me this 9 day of January, 1997, by KENNETH WULWICK, who is either personally known to me or has produced FLORIDA DRIVERS LICENSE, as identification of their identity.


NOTARY PUBLIC: /s/ Cynthia H. Romine
              -------------------------------------
(name and seal)

                      -------------------------------------
                              OFFICIAL NOTARY SEAL
                                CYNTHIA H ROMINE
                         NOTARY PUBLIC STATE OF FLORIDA
                             COMMISSION NO. CC566222
                        MY COMMISSION EXP. JULY 11, 2000
                      -------------------------------------


/s/ [ILLEGIBLE]                     /s/ [ILLEGIBLE]
----------------------              -----------------------------------------
Witness                             As President of Integrated English
                                    International, Inc.

The foregoing instrument was acknowledged and sworn to (or affirmed) and subscribed before me this 9 day of January, 1997, by AKOS LITSEK, who is either personally known to me or has produced _______________________, as identification of their identity.


NOTARY PUBLIC: /s/ Cynthia H. Romine
              -------------------------------------
(name and seal)

                      -------------------------------------
                              OFFICIAL NOTARY SEAL
                                CYNTHIA H ROMINE
                         NOTARY PUBLIC STATE OF FLORIDA
                             COMMISSION NO. CC566222
                        MY COMMISSION EXP. JULY 11, 2000
                      -------------------------------------